Exhibit 99.1 [THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

May 3, 2005	For More Information Contact:
Mark D. Curtis, Senior Vice President and Treasurer
(516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE
THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES FIRST
QUARTER 2005 EARNINGS

        Glen Head, New York, May 3, 2005 – In the first quarter of 2005 the Corporation earned $.76 per share, an increase of 7% over the $.71 earned for the same quarter last year. Earnings for the first quarter of 2005 include net securities losses of $162,000, and earnings for the same quarter last year include net securities gains of $93,000.

        Earnings per share grew 7% for the quarter, while net income grew by 2%. The larger earnings per share growth is primarily attributable to the Corporation’s share repurchase program. When compared to same quarter last year, earnings per share for the current quarter were positively impacted by the large volume of shares purchased during the fourth quarter of 2004 and thus far this year. Purchases during these periods amounted to 140,659 and 58,659 shares, respectively.

        The largest contributors to the increase in first quarter 2005 net income were a real estate tax recovery of $283,000, the impact of tax planning strategies, and a reduction of income taxes accrued with respect to the Corporation’s investment subsidiary.

        While both earnings per share and net income increased for the first quarter of 2005, net interest income from the Corporation’s core banking business declined by $99,000. One reason for the decline was that the Corporation reduced the average maturity of its investment portfolio in the latter half of 2004 to better position the Corporation for increases in intermediate and longer-term interest rates. Another reason for the decline is that short-term interest rates increased during the latter half of 2004 and thus far this year and caused the Corporation’s cost of deposits and borrowings to increase. Also impacting net interest income was the fact that average money-market-type deposit balances were lower in the first quarter of 2005 than the same quarter last year. Positively impacting net interest income for the current quarter was 4% growth in the average balance of checking deposits.

      The Corporation finds itself in a more challenging environment than the last fiscal year. The current interest rate environment and increased competition have put more pressure on the Corporation’s ability to grow deposits. In addition, if short-term interest rates continue to increase, so could the Corporation’s cost of deposits and borrowings. If intermediate and longer-term interest rates remain at their currently low levels or move lower, the Bank may have limited opportunity to reinvest cash flows from loans and securities at equivalent or higher yields. The shifting back from intermediate to shorter-term investment instruments during the latter half of 2004 should continue to negatively impact portfolio earnings in the near term. As a partial offset, management could now increase the average maturity of the Bank’s securities portfolio and may decide to do so based on its view of the current and future interest rate environment.

        The Corporation continues to explore potential new branch locations and product offerings and currently expects to open a full service branch in Merrick, New York later this year.

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BALANCE SHEET INFORMATION

	3/31/05	12/31/04

	(in thousands)

Total Assets	$957,682	$917,778
Net Loans	345,955	339,629
Investment Securities	546,616	532,113
Checking Deposits	305,168	298,049
Savings and Time Deposits	498,310	473,201
Total Stockholders’ Equity	88,981	90,240

INCOME STATEMENT INFORMATION

	Three Months Ended

	3/31/05	3/31/04

	(in thousands, except per share data)

Net Interest Income	$8,466	$8,565

Provision For Loan Losses	150	100

Net Interest Income After Loan Loss Provision	8,316	8,465

Noninterest Income	1,689	1,559

Noninterest Expense	6,225	6,031

Income Before Income Taxes	3,780	3,993

Income Tax Expense	738	1,019

Net Income	$3,042	$2,974

Earnings Per Share:
Basic	$.77	$.73
Diluted	$.76	$.71

        This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.

        For more detailed financial information please see the Corporation’s Form 10-Q for the quarterly period ended March 31, 2005. The Form 10-Q will be available on or before May 10, 2005 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access Form 10-Q by going to our website at www.fnbli.com and clicking on “About Us”, then clicking on “SEC Filings”, and then clicking on “Corporate SEC Filings.”

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